Exhibit 99.2

Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com
Six Flags Announces Eleven Percent Increase in Quarterly Dividend
Annual Dividend Increases from $1.88 to $2.08 per Share
GRAND PRAIRIE, Texas — October 21, 2014 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors has approved an increase in the company’s ongoing quarterly cash dividend from $0.47 per common share to $0.52 per common share. The fourth quarter 2014 dividend will be payable December 8, 2014 to shareholders of record as of November 25, 2014.
“The company’s strong momentum has enabled us to raise our dividend by 11 percent, representing our fifth consecutive year of dividend increases,” said Jim Reid-Anderson, Chairman, President and CEO. “We are highly focused on building shareholder value and believe an attractive, growing dividend is an excellent way to deliver consistent returns for our shareholders.”
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.1 billion in revenue and 18 parks across the United States, Mexico and Canada. For 53 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.
Forward Looking Statements
The declaration and payment of future dividends is subject to the determination of the Six Flags Board of Directors, in its sole discretion, after considering various factors, including Six Flags’ financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. Six Flags’ practice regarding payment of dividends may be modified at any time and from time to time.